Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		October 23, 2014
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release

ENCORE WIRE REPORTS THIRD QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter and nine months ended September 30, 2014.

Net sales for the third quarter ended September 30, 2014 were $297.4 million compared to $309.9 million during the third quarter of 2013. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 5.7% in the third quarter of 2014 versus the third quarter of 2013, accounting for most of the decrease in net sales dollars. Aluminum building wire sales somewhat offset the decreased copper sales, constituting 9.4% of net sales dollars for the third quarter of 2014 versus 7.2% in the third quarter of 2013. Aluminum unit volume was up 28.4% in the third quarter of 2014 versus the third quarter of 2013. The average selling price of wire per copper pound sold dropped 0.7% in the third quarter of 2014 versus the third quarter of 2013. Sales prices declined primarily due to lower copper prices, which declined 1.8% versus the third quarter of 2013. Net income for the third quarter of 2014 was $11.1 million versus $13.8 million in the third quarter of 2013. Fully diluted net earnings per common share were $0.53 in the third quarter of 2014 versus $0.66 in the third quarter of 2013.

Net sales for the nine months ended September 30, 2014 were $881.6 million compared to $864.7 million during the same period in 2013. Increased unit volumes of building wire sold in the first nine months of 2014 versus the first nine months of 2013 accounted for the increase in net sales dollars. Unit volume, measured in copper pounds contained in the wire sold increased 4.0% in the first nine months of 2014 versus the first nine months of 2013. The volume increase was offset somewhat by a 4.3% decrease in the average selling price per copper pound sold in the first three quarters of 2014 versus the same period in 2013. Sales prices declined primarily due to lower copper prices, which declined 4.9% in the first three quarters of 2014 versus the first three quarters of 2013. Aluminum unit volume increased 43.6% in the first nine months of 2014 versus the first nine months of 2013. Net income for the nine months ended September 30, 2014 was $32.1 million versus $35.7 million in the same period in 2013. Fully diluted net earnings per common share were $1.54 for the nine months ended September 30, 2014 versus $1.72 in the same period in 2013.

On a sequential quarter comparison, net sales for the third quarter of 2014 were $297.4 million versus $307.1 million during the second quarter of 2014. Unit volume of copper building wire accounted for the majority of the decrease, dropping 7.4% on a sequential quarter comparison. Net income for the third quarter of 2014 increased to $11.1 million versus $10.2 million in the second quarter of 2014. Fully diluted net income per common share was $0.53 in the third quarter of 2014 versus $0.49 in the second quarter of 2014.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The third quarter was good from both a volume and margin perspective. Aluminum unit volumes were up strongly in the quarter and the nine month periods as we continue to grow that portion of our building wire business. Copper wire units are up on a year to date basis. The overall construction and building wire markets appear to be doing okay this year but not showing any significant improvement over last year. Anecdotal information confirms our belief that we are outperforming the industry in volume growth. Our third quarter copper wire unit volumes are near the average of the first two quarters. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 2.1% in the third quarter of 2014 versus the third quarter of 2013, and 9.6% on a sequential quarter comparison. The copper spread expanded 9.6% as the average price of copper purchased rose 1.8% in the third quarter of 2014 versus the second quarter of 2014, but the average selling price of wire sold rose 3.9%, as a result of somewhat improved pricing discipline in the industry. The aluminum building wire products grew to 9.4% of net sales in the quarter, driven by a unit sales increase of 28.4% in the third quarter of 2014 versus the third quarter of 2013. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $38.8 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.

Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.

The Company has reconciled EBITDA with net income for fiscal years 1996 to 2013 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended Sept. 30,		9 Months Ended Sept. 30,
$’s in 000’s	2014	2013	2014	2013

Net Income	$11,063	$13,802	$32,070	$35,699
Income Tax Expense	5,581	6,986	16,593	18,216
Interest Expense	77	78	223	201
Depreciation and Amortization	3,818	3,895	11,631	10,947

EBITDA	$20,539	$24,761	$60,517	$65,063

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current Assets
Cash	$38,844	$36,778
Receivables, net	230,180	215,739
Inventories	80,473	70,780
Prepaid Expenses and Other	2,991	6,769

Total Current Assets	352,488	330,066

Property, Plant and Equipment, net	210,229	194,254

Other Assets	1,636	1,506

Total Assets	$564,353	$525,826

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$24,865	$23,465
Accrued Liabilities and Other	31,077	24,453

Total Current Liabilities	55,942	47,918

Long Term Liabilities
Non-Current Deferred Income Taxes and Other	20,045	21,327

Total Long Term Liabilities	20,045	21,327

Total Liabilities	75,987	69,245

Stockholders’ Equity
Common Stock	267	266
Additional Paid in Capital	50,416	49,459
Treasury Stock	(88,134)	(88,134)
Retained Earnings	525,817	494,990

Total Stockholders’ Equity	488,366	456,581

Total Liabilities and Stockholders’ Equity	$564,353	$525,826

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013

Net Sales	$297,351	100.0%	$309,927	100.0%	$881,637	100.0%	$864,738	100.0%
Cost of Sales	263,278	88.5%	272,023	87.8%	781,877	88.7%	762,382	88.2%

Gross Profit	34,073	11.5%	37,904	12.2%	99,760	11.3%	102,356	11.8%

Selling, General and Administrative Expenses	17,442	5.9%	17,126	5.5%	51,129	5.8%	48,485	5.6%

Operating Income	16,631	5.6%	20,778	6.7%	48,631	5.5%	53,871	6.2%

Net Interest & Other Expense	(13)	0.0%	(10)	0.0%	(32)	0.0%	(44)	0.0%

Income before Income Taxes	16,644	5.6%	20,788	6.7%	48,663	5.5%	53,915	6.2%

Income Taxes	5,581	1.9%	6,986	2.3%	16,593	1.9%	18,216	2.1%

Net Income	$11,063	3.7%	$13,802	4.5%	$32,070	3.6%	$35,699	4.1%

Basic Earnings Per Share	$0.53		$0.67		$1.55		$1.73

Diluted Earnings Per Share	$0.53		$0.66		$1.54		$1.72

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,718		20,680		20,712		20,663

-Diluted	20,819		20,768		20,831		20,739

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06

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